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                                                                    Exhibit 99.4

                             CP LIMITED PARTNERSHIP

     OFFER TO EXCHANGE UP TO $150,000,000 PRINCIPAL AMOUNT OF 7.125% SENIOR NOTES DUE 2011, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF
       1933, AS AMENDED, FOR ANY AND ALL OF THE OUTSTANDING, UNREGISTERED
                          7.125% SENIOR NOTES DUE 2011

To Our Clients:

         We are enclosing a prospectus, dated March 1, 2002 (the "Prospectus"), of CP Limited Partnership (the "Operating Partnership") and a letter of transmittal (the "Letter of Transmittal," which together with the Prospectus constitute the "Exchange Offer"), relating to the offer by the Operating Partnership to exchange up to $150,000,000 principal amount of the Operating Partnership's 7.125% Senior Notes due 2011 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a corresponding principal amount of the Operating Partnership's issued and outstanding 7.125% Senior Notes due 2011 (the "Unregistered Notes"), upon the terms and subject to the conditions set forth in the Exchange Offer.

    PLEASE NOTE THAT THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                          ON , 2002, UNLESS EXTENDED.

         The material is being forwarded to you as the beneficial owner of Unregistered Notes held by us for your account or benefit but not registered in your name. A tender of the Unregistered Notes pursuant to the Exchange Offer may be made only by us as the registered holder of the Unregistered Notes and pursuant to your instructions. Therefore, the Operating Partnership urges beneficial owners of Unregistered Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such holder promptly if they wish to tender Unregistered Notes in the Exchange Offer.

         We request instruction as to whether you wish to tender any or all of the Unregistered Notes held by us for your account (you may tender less than all of such Unregistered Notes and/or tender less than the full principal amount of any given Unregistered Note, provided that the amount tendered is in integral multiples of $1,000) pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may, on your behalf, make the representations contained in the Letter of Transmittal that are to be made with respect to you as beneficial owner. We urge you to read carefully the Prospectus and Letter of Transmittal before instructing us to tender your Unregistered Notes pursuant to the Exchange Offer.

         Pursuant to the Letter of Transmittal, each holder of Unregistered Notes will represent to the Operating Partnership that: (i) it is not an affiliate (as defined in Rule 405 under the Securities Act) of the Operating Partnership; (ii) it is not a broker-dealer tendering Unregistered Notes acquired for its own account directly from the Operating Partnership; (iii) any Exchange Notes to be received by it will be acquired in the ordinary course of its business; and (iv) it is not participating in, and does not intend to participate in, a distribution of such Exchange Notes and has no arrangement or understanding to participate in a distribution of Exchange Notes. If a holder of Unregistered Notes is engaged in or intends to engage in a distribution of Exchange Notes or has any arrangement or understanding with respect to the distribution of Exchange Notes to be acquired pursuant to the Exchange Offer, such holder may not rely on the applicable interpretations of the staff of the Securities and Exchange Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

Very truly yours,